Monday, January 12, 2009

Mr. Dayv Marlow

Intecon, Division of National Automation Services, Inc.

1215 South Park Lane, Suite 4

Tempe, AZ 85281

Siemens Solution Partner Program!

Dear Mr. Dayv Marlow,

As a Siemens Solution Partner you are a member of a community that represents Quality!   This quality is founded on defined quality characteristics and the services that are ideally matched to them.  The services you receive enable your company to economically develop your Siemens expertise systematically to deliver the best possible quality in your solutions, and to collaboratively win market share.   Together, we will continue pursue the successful business development of targeted customers and markets.

To insure your company maximizes the value of being a Solution Partner and to keep your company in good standing as a Solution Partner, there are a number of key items that will require your attention:

1.)

You have received access to the Solution Partner agreement, policy, and brochures.  Please read and review these documents.  It sets the expectations for Siemens and for the Solution Partner.

2.)

Your company’s Open and Won pipeline report is emailed to you each month.  This is the primary method in which we measure your company’s financial performance and it is critical that the report be up-dated by your Siemens Account Manager.

3.)

As the primary contact, you receive critical information by email related to Training, Technical Support, Marketing, Certification, Industry / Application Surveys, and Business Development opportunities.  Be sure to take appropriate action and distribute this information within your firm.

4.)

We measure the success of our partnership in order to improve its performance, and build upon our mutual success.  Performance measurements are focused on:

a.

Prominent display of the Siemens Solution Partner Logo on your website.

b.

A “555” Strategic Planning session is held at least bi-annually.

c.

Open Opportunity Pipeline Report is healthy and up-dated, and action items are completed.

d.

Achievement of minimum revenue targets, and year to year revenue has grown.

e.

Required training is completed and certification is achieved.

f.

Industry Surveys are completed to advertise your application expertise.

g.

Success Stories are provided to Siemens for the marketing of your company.

h.

The continuous improvement of the position of Siemens as a supplier to your firm.

Confidential

Siemens Energy and Automation, Inc. | Solution Partner Program |

In support of these key items of focus, we are providing your Siemens Account Manager and you access to the Siemens Solution Partner SiteScape Forum.  Many of the answers to the most commonly asked questions from Solution Partners are provided in this forum.  (All text that is in blue font and underlined is an active link).

Note: Your user name to log into the SiteScape Forum is: your first name and last name, lower case, without any spaces, i.e. joesmith.  Your password is set in the following convention: joesmilth2009.  Should it be necessary, click on “forgot your password” to have a new password emailed to you.

To find information on the following “Frequently Asked Questions, please log into SiteScape and then click on each of the active links.

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How do I obtain the latest Solution Partner Policy?

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What is the URL to the Solution Partner Internet Site?

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How do I access the global Solution Partner Extranet Site to update my Profile?

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How do we schedule Training?

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How do we get Certification?

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How will Solution Partner performance will be measured and reported?

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How can I get Technical Support?

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What Business Development and Sales Support can I expect?

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How do I obtain Marketing support for the publication of a Success Story?

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Why should I attend the Automation Summit?

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When are the Renewal Fees due and how do I process my renewal fee?

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How do I learn more about the Siemens Organization?

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How do I obtain the Solution Partner Logo?

For those Solution Partners that display the Solution Partner Emblem on their website, keep an eye on the SE&A Solution Partner website: http://www2.sea.siemens.com/Services/Solution-Partner, for your company to be displayed in the Siemens Solution Partner Finder application.

Thanks for your continued support of the Solution Partner Program and joining forces with Siemens and proudly establishing and maintaining your company as a Siemens Solution Partner!

Peter Treible
Solution Partner Program Manager
Siemens Energy & Automation

770-754-6785

Peter.Treible@Siemens.com

cc: Mr. Joe Delorenzo – Siemens Energy & Automation

Confidential

Siemens Energy and Automation, Inc. | Solution Partner Program |